Exhibit 10.12

THIRD AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of July 29, 2004, by and between COMERICA BANK, successor by merger to COMERICA BANK-CALIFORNIA (“Bank”) and TIPPINGPOINT TECHNOLOGIES, INC (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of July 30, 2002, as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as of March 24, 2003 and that certain Second Amendment to Loan and Security Agreement dated as of July 30, 2003 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following defined terms in Section 1.1 of the Agreement hereby are amended or restated as follows:

“Adjusted Quick Ratio” means, with respect to Borrower and its Subsidiaries as at any date of determination, the ratio of (a) Borrower’s and its Subsidiaries’ Quick Assets, plus Borrower’s and its Subsidiaries’ net accounts receivable, to (b) Borrower’s and its Subsidiaries’ Current Liabilities (including without limitation issued and undrawn Letters of Credit) plus, to the extent not already included therein, all Indebtedness (including without limitation any Contingent Obligations) owing from Borrower (or any Subsidiary) to Bank, minus Borrower’s and its Subsidiaries’ deferred revenue, all as of such date.”

“Credit Extension” means each Advance, Equipment Advance, Facility B Equipment Advance, Letter of Credit, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, reasonably acceptable to Bank, (ii) insured by EXIM Bank, or (iii) that Bank approves in its sole discretion, on a case-by-case basis, but not to exceed Two Million Dollars ($2,000,000).

“Facility B Equipment Advance” has the meaning set forth in Section 2.1(d).

“Facility B Equipment Line” means a credit extension of up to Four Million Dollars ($4,000,000).

“Facility B Equipment Maturity Date” means July 29, 2008.

“Permitted Acquisition” means an acquisition by the Borrower or any of its Subsidiaries which (a) is an acquisition of a Person or assets of a Person in a similar line of business to that of Borrower, (b) for which the consideration paid (i) consists solely of the capital stock of the Borrower or (ii) is any combination of the capital stock of Borrower, cash, Permitted Indebtedness and Permitted Investments by Borrower or any of its Subsidiaries in other Persons, provided the aggregate cash and assumed indebtedness does not exceed $3,000,000, (c) is approved by the Board of Directors or the requisite shareholders of the Person being acquired or Person transferring the assets being acquired and (d) if the Borrower or any of its Subsidiaries acquires the capital stock of a Person, at least 51% of all issued and outstanding capital stock of such Person is acquired; provided, however, that no default or Event of Default shall have occurred or be continuing prior to, or a would result after giving effect to, any such Permitted Acquisition.

“Quick Assets” means, at any date as of which the amount thereof shall be determined, the unrestricted cash, cash-equivalents and short-term liquid investments of an aggregate amount of at least One Million Dollars ($1,000,000), of Borrower and its Subsidiaries determined in accordance with GAAP.

“Revolving Line” means a credit extension of up to Ten Million Dollars ($10,000,000).

“Revolving Maturity Date” means July 31, 2006.

1.1 Subpart “(b)” of the defined term “Eligible Accounts” hereby is amended and restated in its entirety to read as follows:

“(b) Accounts with respect to an account debtor, forty percent (40%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;”

1.2 Subpart “(e)” of the defined term “Permitted Indebtedness” hereby is amended and restated in its entirety to read as follows:

“(e) additional Indebtedness of the Borrower and its Subsidiaries not to exceed $500,000 in the aggregate amount outstanding at any time during the term hereof; and”

1.3 Subpart “(f)” of the defined term “Permitted Investment” hereby is deleted in its entirety.

2. Section 2.1(a)(i) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(i) Subject to and upon the terms and conditions of this Agreement, from and after an audit of the Collateral with results reasonably satisfactory to Bank, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the aggregate face amount of all outstanding Letters of Credit. Notwithstanding the foregoing, Advances in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) shall be available without regard to the Borrowing Base. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.”

3. New Section 2.1(c) hereby is added to the Agreement to read as follows:

“(c) Letters of Credit.

(i) Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the Revolving Line minus the aggregate amount of the outstanding Advances and Letters of Credit at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed One Million Dollars ($1,000,000). All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fee equal to 1.25% per annum of the face amount of each Letter of Credit. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). With respect to outstanding Letters of Credit with expiry dates after the Revolving Maturity Date, Borrower shall, within thirty (30) days prior to the Revolving Maturity Date, secure in cash all obligations under any such outstanding Letters of Credit on terms acceptable to Bank.

(ii) The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.”

4. New Section 2.1(d) hereby is added to the Agreement to read as follows:

“(d) Facility B Equipment Advances.

(i) Subject to and upon the terms and conditions of this Agreement, at any time from the date of this Amendment through the day prior to the first anniversary of such date, Bank agrees to make advances (each an “Facility B Equipment Advance” and, collectively, the “Facility B Equipment Advances”) to Borrower in an aggregate amount not to exceed the Facility B Equipment Line. Each Equipment Advance shall not exceed one hundred percent (100%) of the invoice amount of equipment and software on any invoice approved by Bank (which Borrower shall, in any case, have purchased within 90 days of the date of the corresponding Facility B Equipment Advance), excluding taxes, shipping, warranty charges, freight discounts and installation expense. Facility B Equipment Advances for software approved by Bank shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate of all Facility B Equipment Advances. Notwithstanding the foregoing, subject to and upon the terms and conditions of this Amendment and the Agreement, and subject to the limitation above on software, Bank agrees to make a single Facility B Equipment Advance on or about the date of this Amendment (the “Amendment Date Equipment Advance”) for equipment and software approved by Bank (which Borrower shall have purchased after January 1, 2004, and which may not already be financed by Bank).

(ii) Interest shall accrue from the date of each Facility B Equipment Advance at the rate specified in Section 2.3(a), and shall be payable monthly on the last day of each month so long as any Facility B Equipment Advances are outstanding. The Amendment Date Equipment Advance shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on the last day of the first full month following the date of the Amendment Date Equipment Advance, and continuing on the same day of each month thereafter until paid in full. Any Facility B Equipment Advances (excluding the Amendment Date Equipment Advance) that are outstanding on January 31, 2005 shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on February 28, 2005, and continuing on the same day of each month thereafter until paid in full. Any Facility B Equipment Advances that are outstanding on July 31, 2005 (excluding the Amendment Date Equipment Advance and any Facility B Equipment Advances which were outstanding on January 31, 2005) shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on August 30, 2005, and continuing on the same day of each month thereafter through the Facility B Equipment Maturity Date, at which time all amounts owing under this Section 2.1(d) and any other amounts owing under this Agreement shall be immediately due and payable. Facility B Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Facility B Equipment Advances without penalty or premium.

(iii) When Borrower desires to obtain an Facility B Equipment Advance, Borrower shall notify Bank by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Facility B Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice and proof of payment of such invoice for any Equipment to be financed.”

5. Section 2.3(a) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(a) Interest Rates.

(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one quarter of one percent (0.25%) above the Prime Rate.

(ii) Equipment Advances. Except as set forth in Section 2.3(b), the Equipment Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to three quarters of one percent (0.75%) above the Prime Rate.

(iii) Facility B Equipment Advances. Except as set forth in Section 2.3(b), the Facility B Equipment Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one half of one percent (0.50%) above the Prime Rate.”

6. New Section 2.5(c) hereby is added to the Agreement to read as follows:

“(c) Non-Usage Fee. A fee equal to one eighth of one percent (0.125%) of the difference between the amount then available under the Revolving Line, and the average Daily Balance during the term hereof, paid quarterly in arrears, which shall be nonrefundable.”

7. Bank hereby waives Borrower’s failure timely to deliver any of the items required to be delivered pursuant to Section 6.3 of the Agreement as in effect prior to the date of this Amendment.

8. Section 6.3(a) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(a) as soon as available, but in any event within fifty (50) days after the end of each fiscal quarter (until such time as Borrower’s Adjusted Quick Ratio is less than or equal to 1.75:1.00, at which time the delivery time shall be within thirty (30) days after the end of each calendar month (except for the third month of each of Borrower’s fiscal quarters)), a company-prepared consolidated balance sheet, income, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer;”

9. Section 6.3(d) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more;”

10. Section 6.3(e) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time and generally prepared by Borrower in the ordinary course of business, including but not limited to annual financial projections (including balance sheet and income statement for each fiscal year), no later than December 31 of each year;”

11. Section 6.3(f) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(f) within fifty (50) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s intellectual property, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.”

12. The first, unnumbered paragraph of Section 6.3 of the Agreement hereby is amended and restated in its entirety to read as follows:

“Within twenty five (25) days after the last day of each month during which any Advances are outstanding, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable, and a report (signed by a Responsible Officer), by location, of consigned inventory having an aggregate book value equal to or greater than $500,000.”

13. The second, unnumbered paragraph of Section 6.3 of the Agreement hereby is amended and restated in its entirety to read as follows:

“Borrower shall deliver to Bank with the quarterly (or monthly, as applicable) financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.”

14. Section 6.8 of the Agreement hereby is amended and restated in its entirety to read as follows:

“6.8 Adjusted Quick Ratio. As long as (x) any Advances, Equipment Advances or Facility B Equipment Advances are outstanding, or (y) any outstanding Letters of Credit are not cash-secured, Borrower shall maintain at all times, measured as of the last day of each of Borrower’s fiscal quarters, an Adjusted Quick Ratio of at least 1.25 to 1.00.

15. Section 6.9(a) hereby is amended and restated in its entirety to read as follows:

“(a) Performance to Plan. As long as (x) any Advances, Equipment Advances or Facility B Equipment Advances are outstanding, or (y) any outstanding Letters of Credit are not cash-secured, Borrower shall achieve at all times, measured as of the last day of each of Borrower’s fiscal quarters, actual revenues of no less than seventy percent (70%) of that projected in the Plan. As used herein, the “Plan” means the Bank -approved projected financial plan attached hereto as Annex I. The Plan shall be updated annually (unless an Event of Default has occurred), and Bank and Borrower shall mutually agree in writing to any updates or other modifications to the Plan.”

16. Section 6.9(b) hereby is amended and restated in its entirety to read as follows:

“(b) Addition and Modification of Financial Covenants. Bank and Borrower agree that on January 31, 2006, unless an Event of Default occurs before or after that date, and subject to Borrower providing to Bank, by no later than December 31, 2005, Borrower’s fully-funded business plan for fiscal year 2007, in form and content reasonably satisfactory to Bank (the “Business Plan”), Bank shall modify, amend and/or restate Section 6.9(a) hereof. Any such modification, amendment and/or restatement shall contemplate (and shall not be drafted in such a way as to prohibit) Borrower’s compliance with Section 6.8 hereof for the twelve (12) month period immediately following such modification, amendment and/or restatement. In the event Borrower fails timely to deliver the Business Plan, Bank shall have the right, in its reasonable discretion, to modify, amend and/or restate Section 6.9(a) hereof. Notwithstanding the foregoing, after Borrower has maintained a Debt Service Coverage of at least 1.50 to 1.00 for two (2) consecutive quarters after the date of this Amendment, Borrower thereafter shall, on a quarterly basis, be required to do only one of the following: (i) continue to comply with the “Performance to Plan” (Revenue) covenant or (ii) maintain a Debt Service Coverage of at least 1.50 to 1.00 as of the last day of Borrower’s applicable fiscal quarter. All such modifications, amendments and/or restatements shall be in writing and signed by Bank and Borrower and otherwise in accordance with this Agreement. As used herein, “Debt Service Coverage” means, as measured quarterly as of the last day of each fiscal quarter of Borrower, on a consolidated basis determined in accordance with GAAP, the ratio of (a) an amount equal to the sum of (i) earnings after tax plus interest and non-cash (i.e., depreciation and amortization) expenses, to (b) the sum of (i) current portion of long term debt and capitalized leases plus (ii) interest expense; all annualized for the preceding three (3) months.”

17. Notwithstanding Section 6.12 of the Agreement, Borrower hereby agrees to, within sixty (60) days of the date of this Amendment, (a) cause each of TippingPoint Holdings, Inc., a Delaware corporation, and TippingPoint Technologies Europe B.V., a Netherlands company (collectively, the “New Subsidiaries”), to execute and deliver to Bank a guaranty and security agreement, in form and content reasonably satisfactory to Bank, and (b) tender to Bank the certificates evidencing Borrower’s ownership interests in each of the New Subsidiaries, together with assignments separate from certificate related thereto.

18. Subsection (c) hereby is added to Section 7.6 of the Agreement, to read as follows:

“and (c) dividends or other distributions by any Subsidiary to Borrower.”

19. The following shall be added to the end of the preamble to Article 7 of the Agreement, after the phrase “Borrower will not do any of the following:” “without Bank’s prior written consent, not to be unreasonably withheld.”

20. Section 8.4 of the Agreement hereby is amended and restated in its entirety to read as follows:

“8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);”

21. Section 8.6 of the Agreement hereby is amended and restated in its entirety to read as follows:

“8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000); or which could have a Material Adverse Effect;”

22. Section 8.8 of the Agreement hereby is amended and restated in its entirety to read as follows:

“8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or”

23. Exhibit C to the Agreement hereby is replaced in its entirety with Exhibit C attached hereto.

24. Exhibit D to the Agreement hereby is replaced in its entirety with Exhibit D attached hereto.

25. All references in the Loan Documents to Bank’s address at 9920 S. La Cienega Blvd., Suite 1401, Inglewood, CA 90301, shall mean and refer to 2321 Rosecrans Ave., Suite 5000, El Segundo, CA 90245.

26. Section 12 of the Agreement as in effect prior to the date of this Amendment hereby is renumbered to read “Section 13,” and references to Section 12 throughout the Agreement as in effect prior to the date of this Amendment shall mean and refer to “Section 13.” New Section 12 hereby is added to the Agreement to read as follows:

“12. JUDICIAL REFERENCE.

The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in Section 11 of this Agreement, but the availability of that process is in doubt because of the opinion of the California Court of Appeal in Grafton Partners LP v. Superior Court, 9 Cal.Rptr.3d 511. This Reference Provision will be applicable until the California Supreme Court completes its review of that case, and will continue to be applicable if either that court or a California Court of Appeal publishes a decision holding that a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is invalid or unenforceable. Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Reference Provision.

12.1 Mechanics.

(a) Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the Bank and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under applicable law (the “Court”).

(b) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Each party shall have one peremptory challenge pursuant to CCP §170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(c) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

(d) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.2 Procedures. Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.3 Application of Law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication .. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.4 Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.5 THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.”

27. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by a Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

28. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

29. Borrower represents and warrants that, except as set forth in the attached Schedule of Exceptions, the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment; and that no Event of Default has occurred and is continuing.

30. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) a Commitment Fee in the amount of $35,000, which may be debited from any of Borrower’s accounts;

(d) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(e) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

31. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

TIPPINGPOINT TECHNOLOGIES, INC.

By:	/s/ ADAM CHIBIB
Title:	Chief Financial Officer

COMERICA BANK, successor by merger to
COMERICA BANK-CALIFORNIA

By:	/s/ PAUL GERLING
Title:	Vice President